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                                                                      Exhibit 99

WHC's Press Release

                                                           FOR IMMEDIATE RELEASE



                    WHC'S THIRD AND FOURTH QUARTER EARNINGS
                        TO BE BELOW PREVIOUS EXPECTATIONS


PALM BEACH GARDENS, Fla. - September 19, 2000 - Wackenhut Corrections Corporation [NYSE: WHC] today reported a third quarter operating charge of $2.3 million after tax, or $0.11 (eleven cents) per share, related to the de-activation of the Jena, Louisiana facility, which is estimated to remain idle through the fourth quarter, 2001. In addition, the company is experiencing increased operating costs during the third quarter related to higher costs at certain facilities, particularly with respect to a few high cost medical incidents, increased wages, and increased general liability insurance rates. Furthermore, revenues and earnings in the third quarter are adversely affected by the delayed opening of the Western Region Detention Facility at San Diego. Consequently, management expects full-year diluted earnings per share, assuming normalized occupancy and inmate hospitalization expenses in the fourth quarter, to be in a range between $0.80 to $0.85, including the $0.11 after-tax charge for the Jena facility, and before any other possible adjustments.

Third quarter 2000 diluted earnings per share are estimated to be between $0.11 to $0.13, on net income ranging from $2.4 million to $2.8 million. Excluding the charge related to the Jena project, third quarter 2000 diluted earnings per share are estimated to be between $0.22 to $0.24, on net income ranging from $4.7 million to $5.1 million.

Fourth quarter 2000 diluted earnings per share are expected to be between $0.24 and $0.27, assuming normalized occupancy and inmate hospitalization expenses, and before any other possible adjustments.

"While we are pleased with the overwhelming majority of our facilities and our new organizational structure, we are very disappointed with our financial performance for the second half of 2000," said Dr. George C. Zoley, Vice Chairman and Chief Executive Officer. "I am personally committed to resolving these critical issues so that we can minimize the impact on future operating results."

Wackenhut Corrections' management will host a conference call to review the above information on Wednesday, September 20th, at 10:00 a.m. Eastern Time. The call in number is 800-650-8824. (International callers: 703-736-7228.) The call will be open to the general public, and a replay will be available through September 27, 2000 by dialing 800-650-8824.

Wackenhut Corrections, a world leader in the privatized corrections industry, has contracts/awards to manage 56 correctional/detention facilities in North America, Europe, Australia, South Africa and New Zealand with a total of 39,472 beds. The Company also provides prisoner transportation services; electronic monitoring for home detainees; correctional health care; and mental health services.

The company is a subsidiary of The Wackenhut Corporation [NYSE: WAK / WAKB] and offers government agencies a turnkey approach to the development of new correctional and mental health institutions that includes design, construction, financing and operations.

This press release contains forward-looking statements regarding future events and future performance of the company that involve risks and uncertainties that could materially affect actual results. Investors should refer to documents that the company files from time to time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release. Such filings include, without limitation, the Company's Form 10K, Form 10Q and Form 8K reports.